Exhibit 99.1

FOR IMMEDIATE RELEASE

Plains All American Announces Timing of Management Succession, Officer Promotions and Retirements

HOUSTON, August 20, 2018 — Plains All American Pipeline, L.P. (NYSE: PAA) and Plains GP Holdings (NYSE: PAGP) today announced that their Board of Directors and Greg Armstrong, Chairman and Chief Executive Officer, have established October 1, 2018 as the effective date of Mr. Armstrong’s retirement as CEO, which retirement was previously announced in November 2017.  Willie Chiang, PAA’s current Executive Vice President and Chief Operating Officer, has been formally approved by the Board of Directors as CEO effective upon Armstrong’s retirement. Armstrong will remain non-executive Chairman of the Board of Directors through the end of 2019.

“The upcoming transition reflects the culmination of several years of thoughtful preparation and succession planning,” Armstrong said. “Willie, Harry and I have worked closely over the last three years on this transition and related organizational changes.  I am pleased that Willie will become the next CEO at PAA, and I believe Plains is very well positioned to continue to grow and prosper.”

Willie Chiang joined PAA in 2015 as Executive Vice President and Chief Operating Officer — U.S., and was appointed to the Board of Directors in February 2017. In November 2017, Mr. Chiang was promoted to the role of Chief Operating Officer for all of the Partnership’s operations. Mr. Chiang has more than 30 years of energy industry experience, having served in a number of executive leadership roles within large, complex organizations like PAA. Prior to joining PAA, Mr. Chiang held the positions of Executive Vice President, Operations at

Occidental Petroleum, and Senior Vice President of Refining, Marketing, Transportation and Commercial for ConocoPhillips.

“As Co-Founder of Plains, and CEO for over 25 years, Greg has been a key driver in the growth and success of PAA. I am grateful for the support and confidence that Greg, Harry and the Board have shown in me and I’m very excited and honored to assume the responsibilities of CEO of Plains,” Chiang said. “I look forward to continuing to work closely with our executive team, Board of Directors and employees to advance PAA’s progress as a leading midstream energy company.”

In addition to formally approving the CEO transition, PAA’s Board of Directors approved the following officer promotions:

•                  Chris Herbold, age 46, was promoted to Senior Vice President and Chief Accounting Officer. Mr. Herbold joined Plains in 2002, serving in increasing roles of responsibility and was appointed Vice President - Accounting and Chief Accounting Officer in 2010.

•                  Keith Jalbert, age 53, was promoted to Senior Vice President - Commercial Activities. Mr. Jalbert joined PAA in 2002 and has been continuously involved in the development, implementation and execution of commercial strategies to help optimize PAA’s asset base, system logistics and crude oil purchases and sales. Mr. Jalbert was appointed Vice President, Commercial Activities, in 2014.

•                  Megan Prout, age 42, was promoted to Senior Vice President - Commercial Law and Litigation. Ms. Prout joined PAA in 2005 and has been involved in or directly responsible for overseeing the legal aspects of PAA’s day-to-day operations, with a focus on commercial contracts and litigation. She was appointed Vice President, Commercial Law and Litigation in 2016.

•                  Carol Sandvick was promoted to Vice President - Law, Mergers and Acquisitions.  Ms. Sandvick joined Plains in 2008 and is responsible for the legal work supporting PAA’s acquisitions and divestitures and the formation and ongoing operation of our Joint Ventures.  She served previously as Associate General Counsel.

•                  Kevan Taylor, age 43, was promoted to Vice President - Lease Supply and Senior Executive Permian.  Mr. Taylor joined Plains in 2011 and serves as PAA’s top executive located in the Permian basin and is responsible for leading our lease purchasing activities in the Permian, building and maintaining key customer relationships and coordinating our commercial, operations, and lease gathering activities. He previously served as Managing Director and Senior Executive Permian.

•                  Jason Blevins, age 40, was promoted to Vice President - Operations, Southern Region. Mr. Blevins joined Plains in 2013 and is responsible for leading the operations and maintenance activities for pipelines and terminals in PAA’s Southern region, which includes Texas and New Mexico. He previously served as Senior Director, Southern Region Operations; Director, Eastern Region Operations and Manager of Engineering Quality and Safety.

Plains also announced that the following officers have retired or are planning to retire:

•                  Lawrence Dreyfuss, age 63, Senior Vice President, General Counsel - Commercial & Litigation and Assistant Secretary, retired effective June 30, 2018.  Mr. Dreyfuss has been with PAA or its predecessors since 1981, and will remain as an advisor to the company over the coming months.

•                  John vonBerg, age 64, Executive Vice President - Commercial Activities, is retiring effective September 30, 2018. Mr. vonBerg joined PAA in 2002 and has played a critical role in the development and execution of commercial strategies to optimize PAA’s asset base.

•                  Robert Sanford, age 68, Vice President - Lease Supply, is retiring from his full-time position effective January 1, 2019, and will remain as an advisor on a part-time basis in 2019.  Mr. Sanford joined PAA in 2004 and has been responsible for our domestic lease gathering and trucking activities.

“Larry, John and Robert have each been significant contributors to the growth and profitability of Plains over the last 15 plus years,” said Armstrong.  “Thanks in large part to their efforts, since 2002, Plains has grown from $130 million in Adjusted EBITDA to more than $2 billion per year.”

Chiang added, “On behalf of all of Plains’ stakeholders, we extend a heart-felt thank you to Larry, John and Robert and wish them well in retirement. We also offer congratulations to Chris, Keith, Megan, Carol, Kevan and Jason for their well-deserved promotions.  We look forward to working closely with each of these individuals over the coming years.”

About Plains All American Pipeline

Plains All American Pipeline, L.P. is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, NGLs and natural gas. PAA owns an extensive network of pipeline transportation, terminalling, storage, and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. On average, PAA handles more than 5 million barrels per day of crude oil and NGL in its Transportation segment. PAA is headquartered in Houston, Texas. More information is available at www.plainsallamerican.com.

Contacts:
Investors:	Media
Brett Magill	Brad Leone
Director, Investor Relations	Director, Communications
(866) 809-1291	(866) 809-1290